Exhibit 5.1

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com

FIRM / AFFILIATE OFFICES
20 August 2024 Diversified Energy Company plc 4th Floor Phoenix House 1 Station Hill, Reading Berkshire, RG1 1NB United Kingdom	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid 05042 / 09329	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re:	Diversified Energy Company plc (the “Company”) – Registration Statement on Form F-1 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales in connection with the preparation and filing of the registration statement on Form F-1 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the sale, from time to time, of 2,249,650 ordinary shares of the Company each having a nominal value of £0.20 (the “Shares”) by Crescent Pass Energy Holdings, LLC (the “Selling Shareholder”). The Shares were issued on 15 August 2024 in a private placement to GTU Ops in its capacity as nominee for Computershare Trust Company N.A., the depositary and issuer of depositary receipts to the Selling Shareholder.

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

20 August 2024

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	a search at Companies House in respect of the Company conducted on 20 August 2024 at 10.02 am (London time);

(b)	an enquiry at the Central Registry of Winding Up Petitions, London on 20 August 2024 at 10.08 am (London time) with respect to the Company ((a) and (b) together, the “Searches”);

(c)	a PDF executed copy of the minutes of the meeting of the board of directors of the Company dated 25 July 2024 at which it was resolved, inter alia, to appoint a committee to allot and issue the Shares (“Board Resolutions”);

(d)	a PDF executed copy of the written resolutions of the committee of the board of directors of the Company dated 15 August 2024 at which it was resolved, inter alia, to allot and issue the Shares (the “Written Resolutions”);

(e)	a PDF executed copy of the minutes of the annual general meeting of the Company held on 10 May 2024 (the “2024 AGM”) authorising, inter alia, the board of directors of the Company to allot and issue the Shares;

(f)	a PDF executed copy of the independent accountants’ report dated 15 August 2024 from BDO LLP to the Company for the purposes of section 593 of the Companies Act 2006, as amended;

(g)	a PDF copy of the certificate of incorporation of the Company dated 31 July 2014 and a certificate of incorporation on change of name of the Company dated 6 May 2021;

(h)	a PDF copy of the current articles of association of the Company which became effective on 4 December 2023; and

(i)	a PDF copy of the Registration Statement dated 20 August 2024 and to be filed with the SEC on 20 August 2024.

1.4	Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and shall be construed in accordance with English law, and relate only to English law, as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law, (including, for the avoidance of doubt, European Union law on and after 1 January 2021), affects the opinion stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinion given in this letter is given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and is subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 2 (Opinion) below and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

20 August 2024

2.	OPINION

Based on the documents referred to in paragraph 1 (Introduction) and subject to the other matters set out in this letter and its Schedules and to any matters not disclosed to us, it is our opinion that, as of today’s date, the Shares registered in the name of GTU Ops in the register of members of the Company and delivered as described in the Registration Statement have been duly and validly authorised and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the allotment and issue of the Shares.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 4, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires Shares from the Company), without our prior written consent, which may be granted or withheld in our discretion.

Sincerely

/s/ Latham & Watkins

LATHAM & WATKINS

Schedule 1

Assumptions

The opinion in this letter has been given on the basis of the following assumptions:

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company have been or will be so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made;

(d)	that the proceedings and resolutions described in the minutes of the meeting of the board of directors of the Company provided to us in connection with the giving of this opinion and as referred to at paragraphs 1.3(c) were duly conducted as so described and that the meeting referred to therein was duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been revoked or varied and remain in full force and effect;

(e)	that the resolutions of the committee of board of directors of the Company provided to us in connection with the giving of this opinion and as referred to at paragraphs 1.3(d) were duly passed as written resolutions of the committee of the board of the Company, the committee was a duly authorised and constituted committee of the board of directors of the Company, all constitutional, statutory and other formalities were observed and such resolutions have not been revoked or varied and remain in full force and effect;

(f)	that the proceedings and resolutions described in the minutes of the meetings of the shareholders of the Company provided to us in connection with the giving of this opinion and as referred to at paragraphs 1.3(e) of this letter or otherwise contemplated in connection with the matters referred to herein were duly passed at a general meeting of the shareholders of the Company, all constitutional, statutory and other formalities were observed and such resolutions have not been revoked or varied and remain in full force and effect;

(g)	that the Company has received, in full, consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and has entered the holder of the Shares in the register of members of the Company showing that all the Shares have been fully paid up as to their nominal value and any premium thereon;

(h)	that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(i)	that in issuing and allotting the Shares, the Company was not carrying on a regulated activity for the purposes of section 19 of FSMA;

(j)	that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that the allotment and issue of Shares was consistent with all such laws and regulations;

(k)	that the Shares were allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there were reasonable grounds for believing that the allotment and issue of the Shares would promote the success of the Company for the benefit of its members as a whole;

(l)	that, as at the date of the issue and allotment of the Shares, the Company had not taken any corporate or other action nor had any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding-up, dissolution, reorganisation or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company was not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and did not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, was not insolvent and had not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing; or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company);

(m)	there has not been any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors in relation to any allotment and issue of Shares.

Schedule 2

Reservations

The opinion in this letter is subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

(i)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and

(ii)	an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	we express no opinion on the compliance of the allotment and issue of the Shares with the rules or regulations of the New York Stock Exchange, the Listing Rules published by the Financial Conduct Authority or the rules or regulations of any other securities exchange that are applicable to the Company;

(e)	we express no opinion in relation to the legality, enforceability or validity of any agreement entered into in connection with the allotment and issue of Shares.

(f)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.